Exhibit 1.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with [***] to indicate where redactions have been made. The marked information has been excluded from the Exhibit because it both (i) is not material and (ii) would be competitively harmful to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon request.

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 15, 2022, by and between Ready Capital Corporation, a Maryland corporation (the “Company”), Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and Waterfall Asset Management, LLC, a Delaware limited liability company (the “Manager”), and each purchaser identified on Appendix A hereto (each, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue, and each Purchaser, severally and not jointly, desires to purchase $20,000,000 aggregate principal amount of the Company’s 7.375% Senior Notes due 2027 (the “Notes”) upon the terms and conditions as more particularly provided herein. The Notes constitute a further issuance of, and will be consolidated and form a single series of debt securities with, the $80,000,000 aggregate principal amount of the Company’s 7.375% Senior Notes due 2027 (the “July Notes”). Except for the issue date, the Notes will have the same terms as, rank equally with and form a single series of debt securities with the July Notes, and will have the same CUSIP number assigned to the July Notes.

WHEREAS, the Company and the Operating Partnership have entered into that certain Amended and Restated Management Agreement, dated as of May 9, 2016, as amended by the First Amendment to the Management Agreement, dated as of December 6, 2020 (as so amended, the “Management Agreement”), with the Manager, pursuant to which the Manager acts as the manager and adviser of the Company, the Operating Partnership and their respective subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and each Purchaser hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1           Authorization of the Notes. The Company will authorize the issue and sale of $20,000,000 aggregate principal amount of the Notes. The Notes will be issued pursuant to an indenture (the “Base Indenture”) dated as of August 9, 2017 between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the third supplemental indenture, dated February 26, 2019 (the “Third Supplemental Indenture”), and the eighth supplemental indenture, dated July 25, 2022 (the “Eighth Supplemental Indenture,” and together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”), each between the Company and the Trustee.

1.2           Purchase and Sale of the Notes. At the Closing (as defined in Section 1.3), the Company shall sell to each Purchaser, and each Purchaser, severally and not jointly, shall buy from the Company, upon the terms and conditions hereinafter set forth, Notes in the aggregate principal amount specified opposite such Purchaser’s name on Appendix A to this Agreement at the purchase price of $975.00 per $1,000 aggregate principal amount of the Notes (plus accrued interest from July 25, 2022 to, but excluding, the date of delivery of the Notes in an amount equal to $208,958.33).

1.3           The Closing. The completion of the purchase and sale of the Notes (the “Closing”) shall occur at 10:00 a.m. (Eastern time), on September 16, 2022 (the “Closing Date”) at the offices of Ropes & Gray LLP, or at such other time, date and location as the parties shall mutually agree. At the Closing, (a) the purchase price for the Notes being purchased by each Purchaser (the “Purchase Price”) shall be delivered by or on behalf of such Purchaser to the Company as more particularly provided in Section 1.4 and (b) the Company shall cause the Trustee to deliver to each Purchaser the aggregate principal amount of the Notes as specified on Appendix A to this Agreement and as more particularly provided in Section 1.5.

1.4           Delivery of the Purchase Price. At the Closing, each Purchaser shall remit by wire transfer the amount of funds equal to the Purchase Price with respect to the Notes being purchased by it to the account designated by the Company on Appendix B hereto.

1.5           Delivery of the Notes. On the Closing Date, each Purchaser shall direct the broker-dealer at which the account or accounts to be credited with the Notes being purchased by such Purchaser are maintained (which broker/dealer shall be a Depository Trust Company participant) to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing the Trustee to credit such account or accounts with the Notes purchased by such Purchaser by means of an electronic book-entry delivery. Such DWAC shall indicate the Closing Date as the settlement date for the deposit of the Notes being purchased by such Purchaser. Immediately following the delivery to the Company by or on behalf of each Purchaser of the Purchase Price in accordance with and pursuant to Section 1.4, the Company shall direct the Trustee to credit such Purchaser’s account or accounts with the Notes being purchased by such Purchaser pursuant to the information contained in the DWAC.

1.6           Conditions to the Company’s Obligations. The Company’s obligation to sell and issue the Notes to each Purchaser will be subject to the receipt by the Company of the respective Purchase Price from such Purchaser as set forth in Section 1.4 and the accuracy of the representations and warranties made by such Purchaser and the fulfillment of those undertakings of such Purchaser to be fulfilled prior to the Closing Date.

1.7           Conditions to Purchaser’s Obligations. Each Purchaser’s obligation to purchase the respective Notes to be purchased by it hereunder is subject to the fulfillment to each such Purchaser’s reasonable satisfaction, prior to or at such Closing, of the following conditions:

(a)            The representations and warranties of the Company, the Operating Partnership and the Manager in this Agreement shall be correct when made and at such Closing.

(b)            The Company, the Operating Partnership and the Manager shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing.

(c)            The Company shall have delivered to each such Purchaser an officer’s certificate from the Company’s Chief Executive Officer, dated the date of such Closing, certifying that the conditions specified in Sections 1.7(a) and 1.7(b) have been fulfilled.

(d)            The Company shall have delivered to each such Purchaser a certificate of its Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, issuance and sale of the Notes and the authorization, execution and delivery of this Agreement and (ii) the Company’s organizational documents as then in effect.

(e)            The Company shall have requested and caused each of Alston & Bird LLP and Venable LLP, counsel for the Company, to have furnished to the Purchasers at the Closing one or more opinions in form and substance reasonably satisfactory to the Purchasers.

(f)             The Notes shall have received a rating of BBB+ or better by Egan-Jones Ratings Company.

(g)            The description of the Notes in the Prospectus (as hereinafter defined) shall be in a form approved by the Purchasers and contained in Exhibit A of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1            Purchaser Representations and Warranties. In connection with the purchase and sale of the Notes, each Purchaser represents and warrants, severally and not jointly, to the Company that:

(a)            Such Purchaser is acquiring the Notes for such Purchaser’s account and with no view to the distribution thereof. Such Purchaser has no present intent, agreement, understanding or arrangement to sell, assign or transfer all or any part of the Notes, or any interest therein, to any other person.

(b)            Such Purchaser in connection with its decision to purchase the Notes, relied only upon the Prospectus (as hereinafter defined) and the representations and warranties of the Company contained herein. Further, such Purchaser acknowledges that the Prospectus Supplement (as defined below) was made available to Purchaser before this Agreement (or any contractual obligation of such Purchaser to purchase the Notes) will be deemed to be effective.

(c)            Such Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Eagle Point Credit Management LLC, in its capacity as agent and/or investment manager of each Purchaser, is duly authorized and empowered to execute this Agreement on behalf of each Purchaser. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of each Purchaser and this Agreement constitutes a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms.

(d)            Such Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Notes constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Notes.

2.2            Company and Operating Partnership Representations and Warranties. In connection with the purchase and sale of the Notes, the Company and the Operating Partnership represent and warrant to each Purchaser that:

(a)            The Company and each subsidiary that is a significant subsidiary within the meaning of Regulation S-X (each, a “Significant Subsidiary” and, together, the “Significant Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its property and to conduct its business, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, management, financial position, results of operations or prospects of the Company and the Subsidiaries taken as a whole (a “Material Adverse Effect”) or on the performance by the Company or the Operating Partnership of its obligations under this Agreement.

(b)            The execution and delivery of, and the performance by each of the Company and the Operating Partnership of its obligations under (including the issuance and sale of the Notes and the use of proceeds from the sale of the Notes as described in the Prospectus under the caption “Use of Proceeds”), this Agreement have been duly and validly authorized by the Company and the Operating Partnership, and this Agreement has been duly executed and delivered by the Company and the Operating Partnership and, assuming due authorization, execution, delivery, validity, legally binding effect and enforceability hereof by you and thereof by the counterparties thereto, this Agreement constitutes the valid and legally binding agreements of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms, except as rights to indemnity and contribution hereunder and thereunder may be limited by federal or state securities laws or principles of public policy and subject to the qualification that the enforceability of the Company’s and the Operating Partnership’s obligations hereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles, regardless whether enforcement is considered in a proceeding in equity or at law. The execution and delivery of, and the performance by, the Company of its obligations under the Indenture have been duly and validly authorized by the Company, and the Indenture constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution hereunder and thereunder may be limited by federal or state securities laws or principles of public policy and subject to the qualification that the enforceability of the Company’s obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles, regardless whether enforcement is considered in a proceeding in equity or at law. No event of default or default with notice and/or lapse of time that would constitute an event of default in respect of the July Notes has occurred and is continuing.

(c)            The Notes to be issued and sold by the Company to the Purchasers hereunder have been duly and validly authorized and, when issued, authenticated and delivered against payment therefor in accordance with this Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles, regardless whether enforcement is considered in a proceeding in equity or at law, that may limit the right to specific enforcement of remedies and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(d)            The Management Agreement pursuant to which the Manager acts as the manager and adviser of the Company, the Operating Partnership and their respective subsidiaries, has been duly authorized, executed and delivered by each of the Company, the Operating Partnership and their respective subsidiaries, as applicable, and constitutes a valid and binding agreement of each of the Company, the Operating Partnership and their respective subsidiaries enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles; and the Operating Partnership’s Third Amended and Restated Agreement of Limited Partnership, dated as of March 5, 2019, has been duly authorized, executed and delivered by the Operating Partnership and constitutes a valid and binding agreement of the Operating Partnership enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(e)            The note to be issued by the Operating Partnership to the Company upon the issuance, sale and delivery of the Notes hereunder (the “Mirror Note”) has been duly and validly authorized and, when issued, against payment therefor, will constitute the valid and legally binding obligation of the Operating Partnership, except as may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles, regardless whether enforcement is considered in a proceeding in equity or at law, that may limit the right to specific enforcement of remedies. Neither the Company nor the subsidiaries, or any of their respective directors, officers, representatives or affiliates has taken, nor will take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes in a violation of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f)            The offering and sale of the Notes hereunder are being made pursuant to a Registration Statement on Form S-3 (File No. 333-263756), filed with the Securities and Exchange Commission (the “Commission”) with immediate effectiveness on March 21, 2022 (the “Registration Statement”), and the base prospectus, dated March 21, 2022, including all documents incorporated by reference therein (the “Base Prospectus”), as supplemented by the prospectus supplement, dated the date hereof (the “Prospectus Supplement”), that will be filed with the Commission on or before the Closing Date. “Prospectus,” as used herein, means the Base Prospectus and the Prospectus Supplement (including all documents incorporated therein by reference). No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission; and the Company has complied to the Commission’s satisfaction with any request on the part of the Commission for additional information.

(g)            The Registration Statement, as of each effective date and as of the date hereof and at the Closing Date, did not, and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus or any amendment or supplement thereto will not, as of the applicable filing date, the date hereof and at the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; the documents incorporated by reference in the Registration Statement and the Prospectus, at the time the Registration Statement became effective or when such documents incorporated by reference were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement or the Prospectus, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)            The financial statements, together with related schedules and notes, included in the Registration Statement and the Prospectus present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Exchange Act, and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the other financial information and data included in the Registration Statement and the Prospectus are accurately derived from such financial statements and the books and records of the Company.

(i)             Neither the issuance and sale of the Notes, the execution, delivery or performance of this Agreement or the Indenture by the Company or the Operating Partnership, nor the consummation by the Company or the Operating Partnership of the transactions herein or therein contemplated, (i) conflicts or will conflict with or constitutes or will constitute a breach of the charter, bylaws or other organizational documents of the Company or the Operating Partnership, (ii) conflicts or will conflict with or constitutes or will constitute a breach of or a default under, any material agreement, indenture, lease or other instrument to which the Company or any subsidiary is a party or by which it or any of its properties may be bound, except for such conflicts that would not reasonably be expected to result in a Material Adverse Effect or (iii) violates or will violate any material statute, law, regulation or filing or judgment, injunction, order or decree applicable to the Company or any subsidiary or any of their properties or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to the terms of any agreement or instrument to which it is a party or by which it may be bound or to which any of the property or assets of the Company or any subsidiary is subject, except for such violations that would not reasonably be expected to result in a Material Adverse Effect.

(j)             No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is or was, as applicable, required in connection with the execution, delivery and performance of this Agreement and the Indenture by the Company or the Operating Partnership, as applicable, and their consummation of the transactions contemplated herein or thereunder (including the Company’s sale and delivery of the Notes), other than (A) such as have been obtained, or will have been obtained at the Closing Date under the Securities Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder, and the Exchange Act, (B) such approvals as have been obtained under the rules and regulations of FINRA and (C) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Notes are being offered.

(k)            Except as described in the Registration Statement and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any subsidiary is a party or to which any property of the Company or any subsidiary is the subject that, if determined adversely to the Company or any subsidiary, could reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are, to the knowledge of the Company and the Operating Partnership, threatened in writing by any governmental or regulatory authority or by others.

(l)             The operations of the Company and each of its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company and the Operating Partnership, threatened.

(m)          The Company shall apply the net proceeds of the sale of the Notes in accordance with its statements under the caption “Use of Proceeds” in the Registration Statement and the Prospectus.

(n)           (1) None of the Company, any of its subsidiaries, or any director, officer, or employee thereof, or, to the knowledge of the Company and the Operating Partnership, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

(A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

(2) The Company will not, directly or indirectly, use the proceeds from the sale of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering of the Notes, whether as advisor, investor or otherwise).

(3) The Company and each of its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(o)            Neither the Company nor any subsidiary is or, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof received by the Company as described in the Registration Statement and the Prospectus, will be required to register as an “investment company” under the Investment Company Act of 1940), as amended, and the rules and regulations of the Commission thereunder.

(p)            The Company shall, by 5:30 p.m. Eastern time on the second trading day immediately following the date of this Agreement, issue a Current Report on Form 8-K including the form of this Agreement and an opinion of legal counsel as to the validity of the Notes as exhibits thereto.

(q)           The statements in the Prospectus under the headings “Additional U.S. Federal Income Tax Considerations” and “U.S. Federal Income Tax Considerations” fairly summarize in all material respects the legal matters therein described.

(r)             The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with its taxable year ended December 31, 2011, and has maintained such election through the date hereof. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and operations set forth in the Prospectus are true, complete and correct in all material respects.

(s)            There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Notes.

(t)             The Company and each subsidiary have filed all necessary U.S. federal, state, local and foreign taxes and tax returns which have been required to be filed, except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all taxes required to be paid by them, whether or not shown as due on such returns, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or with respect to which the failure to pay such taxes would not result in a Material Adverse Effect; and except as otherwise disclosed in the Registration Statement and the Prospectus, there is no material tax deficiency that has been asserted against the Company, any subsidiary or any of their respective properties or assets, and there is no tax audit of Company of any subsidiary that is pending or threatened in writing and is reasonably expected to have a Material Adverse Effect.

2.3            Manager Representations and Warranties. The Manager represents and warrants to each Purchaser as follows:

(a)            The Manager has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect (a “Manager Material Adverse Effect”) on the performance by the Manager of its obligations under the Management Agreement.

(b)            The Manager has full right, power and authority to execute and deliver this Agreement, and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement has been duly and validly taken.

(c)            This Agreement has been duly authorized, executed and delivered by the Manager.

(d)            The execution, delivery and performance by the Manager of this Agreement or the performance by the Manager of the Management Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Manager pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Manager is a party or by which the Manager is bound or to which any of the property or assets of the Manager is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Manager or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, creation or imposition that would not, individually or in the aggregate, reasonably be expected to have a Manager Material Adverse Effect.

(e)            No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Manager of this Agreement or the performance by the Manager of the Management Agreement.

(f)            There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Manager is or may be a party or to which any property of the Manager is or may be the subject that, if determined adversely to the Manager, could reasonably be expected to have a Manager Material Adverse Effect, and no such investigations, actions, suits or proceedings are, to the knowledge of the Manager, threatened in writing by any governmental or regulatory authority or others.

(g)            Any financial or other data regarding the Manager that is included in the Registration Statement and the Prospectus is derived from the Manager’s accounting or other applicable records and is accurate in all material respects.

(h)            The Management Agreement has been duly authorized, executed and delivered by the Manager and constitutes a valid and legally binding agreement of the Manager, enforceable against the Manager in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited by federal or state securities laws or principles of public policy and except to the extent that enforcement thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or by general equitable principles, regardless whether enforcement is considered in a proceeding in equity or at law.

ARTICLE III

OTHER AGREEMENT OF THE PARTIES

3.1           It is the intent of the parties to this Agreement that in no event shall Purchasers, by reason of this Agreement or the transactions contemplated thereby, be deemed to control, directly or indirectly, the Company, and Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

ARTICLE IV

GENERAL PROVISIONS

4.1           Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and each Purchaser hereby will survive the execution of this Agreement, the delivery to such Purchaser of the Notes and the payment by such Purchaser of the Purchase Price therefor for a period of one year.

4.2           Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements, written or oral, with respect thereto.

4.3           Amendment and Waiver. The provisions of this Agreement may be amended only with the prior written consent of the Company and each Purchaser. The failure of any party to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasion, shall not be construed as a waiver, nor deprive such party of the right to require strict compliance thereafter with the same. All waivers must be in writing and signed by the waiving party.

4.4           Expenses. The Company and the Operating Partnership will pay all reasonable and documented out of pocket expenses up to $50,000 (subject to increase with the Company’s approval, with such approval not to be unreasonably withheld) incurred by the Purchasers in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated by this Agreement (including expenses of one external legal counsel).

4.5           Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of each other party, except that the Notes may be transferred by each Purchaser without the consent of the Company.

4.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof.

4.7           Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.8           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.9           Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision. The construction of this Agreement shall not be affected by which party drafted this Agreement.

4.10         Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

4.11         Further Assurances. In connection with this Agreement and the transactions contemplated herein, the parties to this Agreement shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

PURCHASER:

By:	EAGLE POINT CREDIT MANAGEMENT LLC On behalf of each Purchaser listed on Appendix A hereto

/s/ Taylor Pine
	Name:	Taylor Pine
	Title:	Director

[Signature Page to the Note Purchase Agreement]

READY CAPITAL CORPORATION

By:	/s/ Thomas E. Capasse
	Name:	Thomas E. Capasse
	Title:	Chairman of the Board & Chief Executive Officer

SUTHERLAND PARTNERS, L.P.

By: Ready Capital Corporation, its General Partner

By:	/s/ Thomas E. Capasse
	Name:	Thomas E. Capasse
	Title:	Chairman of the Board & Chief Executive Officer

WATERFALL ASSET MANAGEMENT, LLC

By:	/s/ Thomas E. Capasse
	Name:	Thomas E. Capasse
	Title:	Member

By:	/s/ Jack J. Ross
	Name:	Jack J. Ross
	Title:	Member

[Signature Page to the Note Purchase Agreement]

Exhibit A

Agreed Upon Form of Description of the Notes

(See following pages)

DESCRIPTION OF THE NOTES

In July 2022, we issued $80.0 million aggregate principal amount of 7.375% Senior Notes due 2027 (the “existing notes”) pursuant to an indenture, which we refer to as the base indenture, dated as of August 9, 2017, between us and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, which we refer to as the trustee, as supplemented by the third supplemental indenture, dated February 26, 2019, and the eighth supplemental indenture, dated July 25, 2022, establishing the terms of the notes, which we refer to as the supplemental indenture. We refer to the base indenture and the third and eighth supplemental indentures, collectively, as the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The indenture was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 25, 2022. You may request a copy of the indenture from us as described below under “Where You Can Find More Information and Incorporation by Reference.”

The $20.0 million aggregate principal amount of new notes offered hereby will be issued pursuant to the same indenture as the existing notes. The new notes will be fully fungible for U.S. federal income tax purposes with the existing notes, will be treated as a single series of debt securities with the existing notes for all purposes under the indenture (including, without limitation, waivers, amendments and offers to purchase) and will be issued under the same CUSIP and ISIN numbers as the existing notes. Holders of the existing notes, the new notes offered hereby and any additional notes of the same series that we issue in the future pursuant to the indenture will vote as one class under the indenture.

The following description is a summary of the material provisions of the notes and (solely as it applies to the notes) the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the debt securities and the base indenture in the accompanying prospectus. For purposes of this description, references to “Ready Capital Corporation,” “our company,” “we,” “our” and “us” refer solely to Ready Capital Corporation and not to its subsidiaries.

General

The existing notes and the new notes will be a single series under the indenture. The new notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global notes in book-entry only form, except under the limited circumstances described under “— Certificated Notes.” There is no public market for the notes and an active market for the notes may never develop.

The notes will not be convertible into, or exchangeable for, shares of our common stock or any other securities.

Ranking

The notes:

•	will be senior unsecured obligations of Ready Capital Corporation;

•	will not be guaranteed by any of our subsidiaries;

•	will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness;

•	will be effectively subordinated to any of our and our subsidiaries’ existing and future secured indebtedness to the extent of the value of our assets securing such indebtedness; and

•	will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) and preferred stock of our subsidiaries.

As of June 30, 2022, we had total consolidated indebtedness to third parties (excluding trade payables and other liabilities) of $[10.0] billion, all of which consisted of secured indebtedness of our subsidiaries, other than $115.0 million aggregate principal amount of our convertible notes, $104.25 million of the 6.20% 2026 notes, $201.25 million of the 5.75% 2026 notes, $110.0 million of the 5.50% 2028 notes, $120.0 million of the 6.125% 2025 notes and $36.25 million of junior subordinated notes issued by a subsidiary, each of which are also unsecured. On July 25, 2022, we issued $80.0 million aggregate principal amount of the existing notes.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available to us for payment on the notes, whether by dividends, loans or other payments, except that we intend to contribute the net proceeds from this offering to our Operating Partnership in exchange for the issuance by the Operating Partnership of a senior unsecured note (or the Mirror Note) with terms that are substantially equivalent to the terms of the new notes offered by this prospectus supplement. As a result, the Operating Partnership will be obligated to pay us amounts due and payable under the Mirror Note, which will rank equal in right of payment with all of the future unsecured and unsubordinated indebtedness of the Operating Partnership. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on their earnings, cash flows and financial condition and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

Additional Notes

The series of debt securities of which the notes are a part may be reopened and we may, from time to time, issue additional debt securities of the same series ranking equally and ratably with the notes and with terms identical to the notes except with respect to issue date, issue price and, if applicable, the date from which interest will accrue, without notice to, or the consent of, any of the holders of the existing notes or the new notes offered hereby, provided that if any such additional debt securities are not fungible with the notes for U.S. federal income tax purposes, such additional debt securities will have separate CUSIP and ISIN numbers from the notes. The additional debt securities will carry the same right to receive accrued and unpaid interest on the notes, such additional debt securities will form a single series of debt securities with the notes, and will be treated as a single class for all purposes under the indenture.

Interest

The notes will bear interest at the rate per annum set forth on the cover page of this prospectus supplement from, and including, July 25, 2022, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date or earlier redemption or repurchase date, as the case may be. Interest is payable semi-annually in arrears on January 31 and July 31 of each year, commencing January 31, 2023, to the persons in whose names the notes are registered at the close of business on January 15 or July 15, as the case may be, immediately before the relevant interest payment date. All payments will be made in U.S. dollars.

Interest payments will be made only on a Business Day (as defined below). If any interest payment is due on a non-Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a Default (as defined below) under the notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30 day months.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Default” means any event that is, or after notice, passage of time or both would be, an Event of Default (as defined below).

Interest Rate Adjustment of the Notes Based on Certain Rating Events

The initial annual interest rate of 7.375% per annum is subject to adjustment from time to time based on changes to the ratings of the notes by one or more NRSROs. The annual interest rate on the notes will increase by 1.00% in excess of the initial rate beginning on the date of the occurrence of an Interest Rate Adjustment Event (as defined below) and until such date that an Interest Rate Adjustment Event is no longer continuing. Beginning on the date of the expiration of an Interest Rate Adjustment Event, the Interest Rate will revert to 7.375% per annum. We will use our reasonable best efforts to maintain a rating from an NRSRO.

An “Interest Rate Adjustment Event” shall occur if on any day the notes have either a Non-IG Rating (as defined below) or no rating from any NRSRO.

A “Non-IG Rating” will occur if as of any day:

•	assuming the notes are rated by only one NRSRO, the then most recent rating from such NRSRO is BB+ or lower;

•	assuming the notes are rated by only two NRSROs, the then lower of the most recent ratings from such NRSROs is BB+ or lower; or

•	assuming the notes are rated by three or more NRSROs, the then second lowest of the most recent ratings from such NRSROs is a BB+ or lower.

The ratings categories referred to in the preceding definitions are those used by Egan-Jones Ratings Company but are deemed to refer also to the equivalent ratings of any other NRSRO.

“NRSRO” means a Nationally Recognized Statistical Rating Organization as defined pursuant to Section 3(a)(62) of the Exchange Act, including but not limited to Egan-Jones, in each case, whose ratings for senior indebtedness of issuers similar to us are authorized for use with, and recognized by, the Securities Valuation Office of the National Association of Insurance Commissioners (the “SVO”) and which rating shall (a) specifically describe the notes, including their interest rate, maturity and CUSIP and (b) in the event such rating is a “private letter rating” (i) address the likelihood of payment of both the principal and interest of such notes (which requirement shall be deemed satisfied if the rating is silent as to the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (ii) not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the notes, and (iii) include such other information describing the relevant terms of the notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the notes.

If the interest rate on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

See “Risk Factors — Risks Related to the Notes and this Offering — Changes in the ratings of the notes, our credit ratings or the debt markets could adversely affect the price of the notes.”

Promptly upon determination that an Interest Rate Adjustment Event has occurred, we will inform the trustee in writing of the occurrence of such Interest Rate Adjustment Event and the interest rate or margin payable as a result therefrom. Absent manifest error, the determination of the interest rate or margin by us shall be binding and conclusive on the holders, the trustee, the calculation agent and us.

The trustee shall not be responsible for and makes no representation as to any act or omission of any NRSRO or any rating with respect to the notes. The trustee shall have no obligation to independently determine or verify if any Interest Rate Adjustment Event has occurred or notify the holders of any event dependent upon the rating of the notes, or if the rating on the notes has been changed, suspended or withdrawn by any NRSRO.

Maturity

The notes will mature on July 31, 2027 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee, unless earlier redeemed by us at our option as described herein under “— Optional Redemption of the Notes” or repurchased by us as described herein under “— Certain Covenants— Offer to Repurchase Upon a Change of Control Repurchase Event.” The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption of the Notes

Other than as set forth below, the notes are not redeemable prior to maturity.

Prior to July 31, 2025 (24 months prior to their maturity date) (the “Make Whole Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)            (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Make Whole Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Notes Treasury Rate plus 50 basis points, less (b) interest accrued to (but not including) the redemption date, and

(2)            100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to (but not including) the redemption date of the notes.

On or after the Make Whole Date and prior to July 31, 2026 (12 months prior to their maturity date), we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 103.688% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to (but not including) the redemption date.

On or after July 31, 2026 and prior to the maturity date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100.0% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to (but not including) the redemption date.

“Notes Treasury Rate” means, with respect to any redemption date of the notes, the yield determined by our company in accordance with the following two paragraphs.

The Notes Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) —H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities —Nominal” (or any successor caption or heading). In determining the Notes Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Make Whole Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Make Whole Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Notes Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Make Whole Date, as applicable. If there is no United States Treasury security maturing on the Make Whole Date but there are two or more United States Treasury securities with a maturity date equally distant from the Make Whole Date, one with a maturity date preceding the Make Whole Date and one with a maturity date following the Make Whole Date, we shall select the United States Treasury security with a maturity date preceding the Make Whole Date. If there are two or more United States Treasury securities maturing on the Make Whole Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Notes Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the trustee shall have no duty to calculate the redemption price nor shall it have any duty to review or verify our calculations of the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair and subject to and otherwise in accordance with the procedures of the applicable depository. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

In addition to certain covenants contained in the indenture, including, among others, the covenants described under “— Reports” and “— Consolidation, Merger and Sale of Assets” below, the indenture contains the following covenants.

Financial Covenants

Our company will not permit:

(a)            the Recourse Debt to Equity Ratio (the “Recourse Ratio”) as of the last day of each of its fiscal quarters to exceed 4.0 to 1.0; and

(b)           Consolidated Net Asset Value, as of the last day of each of its fiscal quarters, to be less than the sum of (i) $1,310,000,000 plus (ii) the greater of (x) zero dollars and (y) 75% of Net Equity Capital Activity.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described under “— Optional Redemption of the Notes,” each holder of notes will have the right to require that we repurchase all or any part (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase, pursuant to the offer described below. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control Repurchase Event, but after the public announcement of the Change of Control Repurchase Event, we will give notice to each holder with copies to the trustee and the paying agent (if other than the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

Notwithstanding the foregoing, interest due on an interest payment date falling on or prior to a repurchase date will be payable to holders at the close of business on the record date for such interest payment date.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	Accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	Deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	Deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us and requesting that such notes be cancelled.

The paying agent will promptly send to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and send (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if: (1) we or our successor delivered a notice to redeem the notes in the manner, at the times and otherwise in compliance with the optional redemption provision described above prior to the occurrence of the Change of Control Repurchase Event; or (2) a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third-party purchases all notes properly tendered and not withdrawn under its offer.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. Our failure to repurchase the notes upon a Change of Control Repurchase Event would result in an Event of Default under the indenture.

“Change of Control Repurchase Event” means: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of our company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Consolidation, Merger and Sale of Assets

The following description replaces the description set forth under “Description of Debt Securities —Mergers and Other Transactions” in the accompanying prospectus in its entirety.

The indenture provides that we shall not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

(i) we are the surviving person or the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not us) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing under the indenture with respect to the notes. Upon any such amalgamation, consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be released and discharged from our obligations under the notes and the indenture except in the case of any such lease.

Reports

The indenture requires us to file with the trustee, within 15 days after we file the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purposes of this covenant at the time of such filing through the EDGAR system (or such successor thereto), provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such filing has occurred.

Delivery of any such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder.

Events of Default

The following description replaces the description set forth under “Description of Debt Securities — Events of Default and Remedies” in the accompanying prospectus in its entirety.

The following will be “Events of Default” under the indenture with respect to the notes:

•	default in the payment of any principal of or premium, if any, on or redemption price with respect to the notes when due;

•	default in the payment of any interest on the notes when due and payable, which continues for 30 days;

•	our failure to comply with our obligations under the covenant described above under — Consolidation, Merger and Sale of Assets”;

•	default in tendering payment for the notes upon a Change of Control Repurchase Event, when such payment remains unpaid 60 days after issuance of the requisite notice;

•	default in the performance of any other obligation of our company contained in the indenture or the notes (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically provided for), which continues for 60 days after written notice from the trustee or the holders of more than 25% of the aggregate outstanding principal amount of the notes;

•	an event of default, as defined in any bond, note, debenture or other evidence of debt of us or any Significant Subsidiary in excess of $35.0 million singly or in aggregate principal amount of such issues of such persons, whether such debt exists now or is subsequently created, which becomes accelerated so as to be due and payable prior to the date on which the same would otherwise become due and payable and such acceleration(s) shall not have been annulled or rescinded within 30 days of such acceleration or the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; provided, however, that if such event of default, acceleration(s) or payment default(s) are contested by us, a final and non-appealable judgment or order confirming the existence of the default(s) and/or the lawfulness of the acceleration(s), as the case may be, shall have been entered;

•	any final and non-appealable judgment or order for the payment of money in excess of $35.0 million (excluding any amounts covered by insurance) singly or in the aggregate for all such final judgments or orders against all such persons (1) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged and (2) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $35.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

•	specified events in bankruptcy, insolvency or reorganization of us or any Significant Subsidiary (as defined below), each, a Bankruptcy Event.

“Significant Subsidiary” means each of our significant subsidiaries, if any, as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

Remedies if an Event of Default Occurs

If an Event of Default with respect to the outstanding notes occurs and is continuing (other than an Event of Default involving a Bankruptcy Event), the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the principal thereof, premium, if any, and accrued and unpaid interest, if any, thereon to be due and payable immediately. If an Event of Default involving a Bankruptcy Event shall occur, the principal of, and accrued and unpaid interest, if any, on, all outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding notes.

At any time after the trustee or the holders of the notes have accelerated the repayment of the principal, premium, if any, and accrued and unpaid interest, if any, on the outstanding notes, but before the trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding notes may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, provided that (1) such direction is not in conflict with any rule of law or the indenture, (2) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (3) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders not joining therein. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of the notes will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

•	that holder or holders of not less than 25% in aggregate principal amount of the outstanding notes have given to the trustee written notice of a continuing Event of Default with respect to the notes;

•	such holder or holders have offered the trustee indemnification or security reasonably satisfactory to the trustee against the costs, expenses and liabilities incurred in connection with such request;

•	the trustee has not received from the holders of a majority in principal amount of the outstanding notes a written direction inconsistent with the request within 60 days; and

•	the trustee fails to institute the proceeding within 60 days.

However, the holder of a note has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such note on the respective due dates (or, in the case of redemption or repurchase, on the redemption or repurchase date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.

Modification and Amendment

The following description replaces the description set forth under “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus in its entirety.

Subject to certain exceptions, we and the trustee may amend the indenture or the notes, and compliance with any provisions of the indenture may be waived, with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, in each case, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of a then outstanding note, no amendment may, among other things:

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to waive any past Default or Event of Default;

•	reduce the rate of interest on any note or change the time for payment of interest on any note;

•	reduce the principal of any note or the amount payable upon redemption of any note or change the maturity date of any note;

•	change the place or currency of payment on any note;

•	reduce the Change of Control Repurchase Event repurchase price of any note or amend or modify in any manner adverse to the rights of the holders of the notes our obligation to pay the Change of Control Repurchase Event repurchase price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	impair the right of any holder to receive payment of principal of and interest, if any, on, its notes, or to institute suit for the enforcement of any such payment or delivery, as the case may be, with respect to such holder’s notes;

•	modify the ranking of the notes in a manner that is adverse to the rights of the holders of the notes; or

•	make any change in the provisions described in this “Modification and Amendment” section that requires each holder’s consent or in the waiver provisions of the indenture if such change is adverse to the rights of the holders of the notes.

Without the consent of any holder of the notes, we and the trustee may amend the indenture or the notes:

•	to conform the terms of the indenture or the notes to the description thereof in this prospectus supplement, the accompanying prospectus or any terms sheet relating to the notes;

•	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture;

•	to add guarantees with respect to the notes and to remove guarantees in accordance with the terms of the indenture and the notes;

•	to secure the notes;

•	to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us under the indenture or the notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes, including to eliminate any conflict with the provisions of the Trust Indenture Act, so long as such action will not materially adversely affect the interests of holders of the notes;

•	to make any change that does not adversely affect the rights of any holder of the notes;

•	to provide for a successor trustee;

•	to comply with the applicable procedures of the depositary; or

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture (i) by delivering to the trustee for cancellation all outstanding notes or (ii) by irrevocably depositing with the trustee, after the notes have become due and payable, by giving of a notice of redemption, upon stated maturity or otherwise, or if the notes are due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, cash in U.S. dollars in such amount as will be sufficient, Government Obligations (as defined below under “— Defeasance and Covenant Defeasance”) the scheduled payments of principal of and interest on which will be sufficient (without any reinvestment of such interest), or a combination thereof in such amounts as will be sufficient, to pay principal of, premium, if any, and interest on the notes to their stated maturity date or any earlier redemption or maturity date and, in either case, paying all other sums payable under the indenture by us. Such satisfaction and discharge is subject to terms contained in the indenture and certain provisions of the indenture will survive such satisfaction and discharge.

Defeasance and Covenant Defeasance

The indenture also provides that we may elect either:

•	to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust (“defeasance”); or

•	to be released from our obligations under the covenants described above under “— Certain Covenants,” “— Reports” and “— Consolidation, Merger and Sale of Assets” and certain other covenants in the indenture, and any omission to comply with these obligations shall not constitute an Event of Default with respect to such notes (“covenant defeasance”);

in either case upon the irrevocable deposit by us with the trustee, cash in U.S. dollars in such amount as will be sufficient, Government Obligations the scheduled payments of principal of and interest on which will be sufficient (without any reinvestment of such interest), or a combination thereof in such amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the trustee, to pay the principal of, premium, if any, and interest on the notes to their stated maturity date or any earlier redemption date.

In connection with any defeasance or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel, as specified in the indenture, to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service (“IRS”) or a change in applicable United States federal income tax law occurring after the date of the indenture.

“Government Obligations” means securities that are:

(1)            direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

(2)            obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt; provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

“Independent Financial Advisor” means any accounting firm, investment advisory firm, valuation firm, consulting firm, appraisal firm, investment bank, bank, trust company or similar entity of recognized standing selected by us from time to time.

The Registrar and Paying Agent

We will initially designate the trustee as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the indenture. For notes which we issue in book-entry only form evidenced by a global note, payments will be made to a nominee of the depository.

No Personal Liability

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of our company or the Manager or of any successor person thereto. Each holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

Definitions

As used in the covenants in the indenture, the following terms have the respective meanings specified below:

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means:

(a)            with respect to any Person other than a business trust, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of or in its corporate stock, membership interests, partnership interests, or other equity interests, as applicable; and

(b)            with respect to any Person that is a business trust, any and all beneficial ownership interests (however designated and whether or not voting) in such Person;

in each case including each class or series of common stock (or other equity interest) and Preferred Stock of such Person but in each case excluding any Indebtedness or debt securities convertible into or exchangeable for, or any options, warrants, contracts or other securities (including derivative instruments) exercisable or exchangeable for, convertible into or otherwise for or relating to the purchase or sale of, any of the items referred to in clauses (a) or (b) above.

“Consolidated Net Asset Value” means, as of any date of determination with respect to the company and its Subsidiaries, Total Assets as of such date less the Total Liabilities as of such date.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the company, any of its Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonable and customary for such Indebtedness under then-prevailing market terms for such Indebtedness) with respect to any Non-Recourse Indebtedness or Securitization Indebtedness permitted (or not prohibited) by the indenture.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)            the government of

(i)            the United States of America or any state or other political subdivision thereof, or

(ii)            any other jurisdiction in which the company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the company or any Subsidiary, or

(b)            any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)            to purchase such indebtedness or obligation or any property constituting security therefor;

(b)            to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)            to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)            otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)            its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)            its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)            (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)            all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)            all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)            the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)            any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the company and its Subsidiaries taken as a whole.

“Net Equity Capital Activity” means the aggregate net cash proceeds from the sale of the company’s perpetual equity interests (either common or preferred) at any time after the date of the supplemental indenture, plus the aggregate principal amount of Indebtedness net of financing costs resulting from the conversion of Indebtedness into perpetual equity securities at the time of conversion at any time after the date of the supplemental indenture, less the aggregate amount paid by the company after the date of the supplemental indenture to repurchase its perpetual equity interests.

“Non-Recourse Indebtedness” means any Indebtedness of the company or any of its Subsidiaries:

(a)            that is advanced to finance the acquisition of Securitization Assets or other assets and secured only by the assets to which such Indebtedness relates (or by a pledge of equity in the Securitization Entity owning such assets) without recourse to the company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no Material assets (as determined by the company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness) (other than recourse pursuant to Standard Recourse Undertakings, unless, until and for so long as (but solely for purposes of the Recourse Ratio covenant) a claim for payment or performance has been made under any such Standard Recourse Undertakings (which has not been satisfied or waived) at which time the obligations with respect to any such Standard Recourse Undertakings shall (solely for purposes of such covenant) not be considered Non-Recourse Indebtedness to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no Material assets (as determined by the company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness));

(b)            that is advanced to any Subsidiaries or group of Subsidiaries of the company formed for the sole purpose of acquiring or holding Securitization Assets or other assets (directly or indirectly) against which Indebtedness is incurred that is made without recourse to, and with no cross-collateralization against, any assets of the company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no Material assets (as determined by the company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness) (other than recourse pursuant to Standard Recourse Undertakings, unless, until and for so long as (but solely for purposes of the Recourse Ratio covenant) a claim for payment or performance has been made under any such Standard Recourse Undertakings (which has not been satisfied or waived) at which time the obligations with respect to any such Standard Recourse Undertakings shall (solely for purposes of such covenant) not be considered Non-Recourse Indebtedness to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no Material assets (as determined by the company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness));

(c)            in respect of which recourse for payment is contractually limited to specific assets of the company or any of its Subsidiaries encumbered by a Lien securing such Indebtedness (other than recourse pursuant to Standard Recourse Undertakings, unless, until and for so long as (but solely for purposes of the Recourse Ratio covenant) a claim for payment or performance has been made under any such Standard Recourse Undertakings (which has not been satisfied or waived) at which time the obligation with respect to any such Standard Recourse Undertakings shall (solely for purposes of such covenant) not be considered Non-Recourse Indebtedness to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the company or any of its Subsidiaries (excluding any such Subsidiary that is a Securitization Entity or that owns no Material assets (as determined by the company in good faith) other than its interest in a Securitization Entity and, in each case, is a borrower, guarantor, pledgor or other obligor of such Indebtedness)); and

(d)            customary completion or budget guarantees provided to lenders in connection with any of the foregoing clauses (a) through (c) in the ordinary course of business unless, until and for so long as (but solely for purposes of the Recourse Ratio covenant) a claim for payment or performance has been made at which time the obligations shall (solely for purposes of such covenant) not be considered Non-Recourse Indebtedness to the extent, and only to the extent, that such claim is a liability (for GAAP purposes) of the company or any of its Subsidiaries.

For the purposes of clarity, it is understood and agreed that, solely for purposes of the Recourse Ratio covenant, if the payment of any Indebtedness that would otherwise constitute Non-Recourse Indebtedness is guaranteed in part but not in whole by the company or a Subsidiary of the company in such manner that the portion of such Indebtedness so guaranteed no longer constitutes Non-Recourse Indebtedness, then (solely for the purposes of such covenant) the portion of the Indebtedness so guaranteed shall be deemed to constitute Recourse Indebtedness and the remainder of such Indebtedness shall be deemed to constitute Non-Recourse Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Recourse Debt to Equity Ratio” means, as of any date of determination, with respect to the company and its Subsidiaries, the ratio of (a) Recourse Indebtedness outstanding on such date to (b) Tangible Capital Base as of such date, determined on a consolidated basis in accordance with GAAP.

“Recourse Indebtedness” means all Indebtedness other than Non-Recourse Indebtedness and Securitization Indebtedness.

“Securitization” means a public or private transfer, sale or financing of servicing advances, mortgage loans, installment contracts, other loans and related assets, accounts receivable, real estate assets, mortgage receivables and any other assets capable of being securitized (collectively, “Securitization Assets”) by which the company and/or any of its Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets or incurs Non-Recourse Indebtedness secured by specified Securitization Assets, including any such transaction involving the sale of specified servicing advances or mortgage loans to a Securitization Entity.

“Securitization Assets” has the meaning set forth in the definition of “Securitization”.

“Securitization Entity” means (a) any Person (whether or not a Subsidiary of the company) established for the purpose of issuing asset-backed or mortgage-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities) or other similar securities; (b) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (a) or for the purpose of holding Capital Stock of, or securities issued by, any related Securitization Entity, regardless of whether such Person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the company or any Subsidiary; (c) any Person established for the purpose of holding Securitization Assets and issuing Non-Recourse Indebtedness secured by such Securitization Assets; (d) any special purpose Subsidiary of the company formed exclusively for the purpose of satisfying the requirement of Credit Enhancement Agreements (including, without limitation, any Subsidiary that is established for the purpose of owning another Securitization Entity and pledging the equity of that other Securitization Entity as security for the Indebtedness of such other Securitization Entity) and regardless of whether such Subsidiary is an issuer of securities, provided that such Subsidiary is not an obligor with respect to any Indebtedness of the company or any Subsidiary other than under Credit Enhancement Agreements; and (e) any other Subsidiary of the company which is established for the purpose of (i) acting as sponsor for and organizing and initiating Securitizations or (ii) facilitating or entering into a Securitization, in each case that engages in activities reasonably related or incidental thereto and that is not an obligor or guarantor with respect to any Indebtedness of the company or any Subsidiary. Whether or not a Person is a Securitization Entity shall be determined by the company in good faith.

“Securitization Indebtedness” means (a) Indebtedness of the company or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations and (b) any Indebtedness consisting of advances made to the company or any of its Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the company or such Subsidiary which, in each case, is recourse solely to the assets subject to the related Securitization and not to the company or such Subsidiary generally (other than Securitization Repurchase Obligations).

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Securitization to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Standard Recourse Undertakings” means, with respect to any Securitization or Indebtedness, (a) such representations, warranties, covenants and indemnities which are customarily (as determined by the company) made by sellers of financial assets or other Securitization Assets, including without limitation, Securitization Repurchase Obligations, and (b) such customary (as determined by the company) carve-out matters for which the company and/or its Subsidiaries acts as guarantor in connection with any such Securitization or Indebtedness, such as fraud, misappropriation and misapplication of funds, misrepresentation, criminal acts, repurchase obligations for breach of representations or warranties, environmental indemnities, insolvency events and non-approved transfers.

“Subordinated Debt” means all Indebtedness of the company and its Subsidiaries on a consolidated basis that is contractually subordinated in right of payment to the notes.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tangible Capital Base” means, with respect to the company and its Subsidiaries, on any date of determination, Total Assets (not including any intangible assets of the company and its Subsidiaries) as of such date less Total Liabilities (inclusive of Subordinated Debt) as of such date, in each case determined on a consolidated basis in accordance with GAAP.

“Total Assets” means, as of any date of determination, the aggregate balance of investments reflected in the books and records of the company and its Subsidiaries and all cash or cash equivalents held by the company and its Subsidiaries as of such date, in each case determined on a consolidated basis in accordance with GAAP. For avoidance of doubt, investments for this purpose include without limitation loans, preferred equity and other equity investments accounted for as debt in accordance with GAAP, owned real estate and investments in Subsidiaries, in each case, with respect to the company and its Subsidiaries. Such assets of the company and its Subsidiaries will be included at their fair market value as determined in accordance with GAAP.

“Total Liabilities” means, on any date of determination, all amounts that would be included under total liabilities on a balance sheet of the company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

Book Entry, Delivery and Form

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable. We take no responsibility for the accuracy or completeness of this information. In addition, the description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee).

So long as DTC or its nominee is the registered owner of the global notes representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the owners or holders under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described under the heading “Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as provided under “— Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Only Form

Under the book-entry only form, the paying agent will make all required payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor any paying agent has any direct responsibility or liability for making any payment to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.‘s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

If less than all of the notes are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each participant in such notes to be redeemed.

A beneficial owner of notes shall give notice to elect to have its notes repurchased or tendered, through its participant, to the trustee and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in such notes, on DTC’s records, to the trustee. The requirement for physical delivery of notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of such notes to the trustee’s DTC account.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in certificated registered form (“certificated notes”) in accordance with the terms of the notes, global notes representing the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue certificated notes in exchange for global notes representing the notes, only if:

•	DTC notifies us in writing that it is unwilling or unable to continue as depositary for the global notes or ceases to be a clearing agency registered under the under the Exchange Act, and we are unable to locate a qualified successor within 90 days of receiving such notice or becoming aware that DTC has ceased to be so registered, as the case may be;

•	an Event of Default has occurred and is continuing under the indenture and a request for such exchange has been made; or

•	we, at our option, elect to exchange all or part of a global note for certificated notes.

If any of the three above events occurs, DTC is required to notify all direct participants that certificated notes are available through DTC. DTC will then surrender the global notes representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the holders of the certificated notes as holders under the indenture.

Unless and until we issue certificated notes, (1) you will not be entitled to receive a certificate representing your interest in the notes, (2) all references in this prospectus supplement and accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants, and (3) all references in this prospectus supplement and accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the holder of the notes, for distribution to you in accordance with its policies and procedures.

Appendix A

Purchaser	Aggregate Principal Amount of Notes	Aggregate Purchase Price[1]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
Total	$20,000,000	$19,500,000

1 The aggregate purchase price of the Notes excludes aggregate accrued interest from July 25, 2022 to, but excluding, the date of delivery of the Notes of $208,958.33.

Appendix B

Bank: Citibank N.A.

ABA: 021-000-089

Account: [***]

Account Name: Ready Capital Corporation